EXHIBIT 23.3


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


     We hereby  consent to the  incorporation  by reference in the  Registration
Statement on Form F-3 of Pivotal Corporation of our report dated February 28, 2000 regarding the consolidated balance sheets of Simba Technologies Incorporated as at December 31, 1999 and 1998 and the consolidated statements of operations and deficit and cash flows for each of the years then ended, which report is included in the Pivotal Corporation Current Report on Form 8-K filed September 11, 2000, as amended and included in the Pivotal Corporation Current Report on Form 8-K filed October 6, 2000.




/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
October 20, 2000